Exhibit 99.1

Trident Microsystems Streamlines Operations to Focus on Tier One DTV Market
Santa Clara, Calif. — October 27, 2008 — Trident Microsystems, Inc. (NASDAQ: TRID), a leader in high-performance semiconductor system solutions for the multimedia and digital television markets, today announced that it plans to eliminate approximately 100 positions at the Company, representing about 15 percent of its global total, as it manages through the challenges presented by a rapidly evolving market and realigns its organization to pursue future success in an increasingly competitive environment.
“Given the weakening economy and the changing needs of our customers as they adapt their product strategies to the new market dynamics, we have decided to implement this reduction in our global workforce,” said Sylvia D. Summers, Trident’s Chief Executive Officer and President. “We have been transitioning our product portfolio to industry-leading SoC solutions for our customers over the course of the past several quarters. However, the effects of the changing macroeconomic and industry landscapes make it essential that we move decisively to realign our workforce and make our operations more efficient.”
The Company said it would begin notifying affected employees today. The Company expects to incur pre-tax restructuring charges of approximately $1 million, primarily for employee-related costs. The Company expects to record most of these charges in the second quarter of fiscal year 2009. Substantially all of these charges will result in cash expenditures.
“It is important for us to remain nimble and flexible in these challenging economic times,” continued Ms. Summers. “Drawing upon our strong balance sheet and cash position, we are committed to investing in extending our premier picture quality product roadmap and providing our tier one customers with the best solutions and service. Combined with the streamlining of our operations, these steps will enable us to emerge stronger and help us focus on remaining a leading provider to the multimedia and digital television markets.”
The Company is currently in its financial results quiet period. It will hold its regularly scheduled conference call to discuss its first quarter of fiscal year 2009 results and future outlook after the market close on November 3, 2008. During this conference call, the Company will provide additional information regarding this reduction in force, including details concerning expected future cost savings, and will be available for questions.
Forward-Looking Information
This press release contains forward-looking statements relating to our ability to make our operations more efficient and pursue success in an increasingly competitive environment and our ability to remain a leading provider to the multimedia and digital television markets that are based on Trident’s current expectations, forecasts and assumptions. Those statements involve risks and uncertainties, and actual results may differ materially from those discussed. Factors that could cause or contribute to such differences include, but are not limited to, downturns in the financial markets and the credit industry, Trident’s ability to develop and deliver SoC solutions and win in the multimedia and television markets, whether Trident can recapture market share, the timing, impact and execution of Trident’s workforce reduction plan and the extent of the employees impacted, the ability to obtain design wins among major OEMs for Trident’s products, and an increasingly competitive environment for Trident’s business, including pricing and competitors’ new product introductions. Additional factors that may affect Trident’s business are described in detail in Trident’s filings with the Securities and Exchange Commission available at www.sec.gov.
About Trident Microsystems, Inc.
Trident Microsystems, Inc., with headquarters in Santa Clara, California, designs, develops and markets digital media for the masses in the form of multimedia integrated circuits (ICs) for PCs and digital processing ICs for TVs and TV monitors. Trident’s products are sold to a network of OEMs, original design manufacturers and system integrators worldwide. For further information about Trident and its products, please consult the Company’s web site: http://www.tridentmicro.com.
NOTE: Trident is a registered trademark of Trident Microsystems, Inc., HiDTV™, DPTV™, SVP™ WX, SVP™ UX, SVP™ PXP and SVP™ CX are trademarks of Trident Microsystems, Inc. All other company and product names are trademarks and/or registered trademarks of their respective owners. Features, pricing, availability and specifications are subject to change without notice.
For More Information
The Blueshirt Group for Trident Microsystems
Suzanne Craig or Maria Riley
Tel: +1-415-217-7722
Email: Suzanne or Maria@blueshirtgroup.com
Web site: http://www.tridentmicro.com